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                      August 15, 2023

       William Wei Huang
       Chief Executive Officer
       GDS Holdings Ltd
       F4/F5, Building C, Sunland International
       No. 999 Zhouhai Road
       Pudong, Shanghai 200137

                                                        Re: GDS Holdings Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 4, 2023
                                                            File No. 001-37925

       Dear William Wei Huang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Daniel Ferteg